Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com

Bionovo Announces Positive Results of the
Tolerability Trial of Menerba (MF101) for
Menopausal Hot Flashes

Greater Efficacy Observed with Higher Doses

EMERYVILLE, Calif. – August 30, 2011 — Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, today announced the positive results from the completion of their tolerability trial of MenerbaTM (MF101) for menopausal hot flashes.

The open-label, randomized, clinical trial of Menerba was conducted at four U.S. clinical sites. Postmenopausal women between the ages of 40 and 65 years were randomized to one of two doses of Menerba and treated for 28 days. The primary goal of the study was to assess the safety and tolerability of two doses of Menerba, higher than those previously tested during the Phase 2 studies, after 4 weeks of treatment. This study allowed Bionovo to identify the optimal dosages for the planned Phase 3 studies. Dr. Wulf Utian, Executive Director Emeritus and Honorary Founding President of the North America Menopause Society and Professor Emeritus at Case Western Reserve University served as the Principal Investigator for the study.

A total of 35 postmenopausal women with an average age of 53, who at baseline had on average 73 hot flashes per week, were enrolled to the trial. The primary endpoint of the study was to test the safety of two higher doses of Menerba. There were no reported cases of serious adverse events, no abnormal findings on endometrial biopsies, no abnormal lab results, no changes to blood pressure, heart rate or weight and no concerning side effects from the treatments. The Company has established a definitive dosing strategy for the Phase 3 clinical trial.

"I am extremely pleased by the positive findings from our study which continue to show that Menerba is a safe therapy for the treatment of menopausal hot flashes. As predicted by the dose response seen in our Phase 2 trial, higher doses of Menerba tested in our Phase 1 study demonstrated higher efficacy. We were encouraged by the robust clinical effect of Menerba to reduce hot flashes after just 4 weeks of treatment,” said Mary Tagliaferri, M.D., Bionovo's President and Chief Medical Officer. "The participants enrolled to the trial had an average number of 73 weekly hot flashes at baseline. After 4 weeks on therapy, the reduction in moderate to severe hot flashes was approximately 70% with a p value of 0.003 for women who took a dose of Menerba that has twice the potency than the highest dose tested in our Phase 2 study. In addition, there was a 68% reduction in the number of nighttime awakenings due to hot flashes with a p value of 0.001. This level of efficacy at 4 weeks is similar to estrogen-based hormone therapy. Moving forward, we will evaluate two doses of Menerba compared to placebo in a definitive Phase 3 randomized, double-blind, placebo-controlled clinical trial.”

“We are pleased to report that we continue to meet our stated timelines for the year. We have determined a clear dosing strategy for the upcoming Phase 3 trial of Menerba and we are very encouraged by the totality of our safety and efficacy data from this trial. To this end, we are eager to initiate the Phase 3 clinical trial this fall,” stated Dr. Isaac Cohen, Chairman and Chief Executive Officer of Bionovo.

Conference Call

Bionovo will conduct a conference call and webcast to review the Company’s financial results and plans for 2011, today at 2 p.m., Pacific Time. Interested parties can access the call by dialing 800-926-5187, or can listen via a live audio only webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available by dialing 800-633-8284 (replay code: 21536583) through September 2, 2011 and archived via audio webcast at http://bionovo.com/investors/events.

About Menerba

Menerba is an oral drug candidate designed for the safe, effective treatment of vasomotor symptoms (hot flashes) associated with menopause, which is manufactured from botanical sources. Menerba is an estrogen receptor beta (ER-b) selective drug, developed as an alternative to the products currently on the market which have been shown to increase the risk for breast and uterine cancers. It has been shown that the increased risk of breast and uterine cancers is associated with activation of estrogen receptor alpha (ER-a) and that activation of estrogen receptor beta (ER-b) blocks the growth promoting effects on breast cancer cells. The active ingredients in Menerba are derived from botanicals with centuries of recorded safe, effective use in traditional Chinese medicine (TCM). Bionovo recognizes the opportunity to commercialize a product that would be as effective as hormone therapy, without the health risks. Menerba has completed a Phase 2 trial with positive results for efficacy and has been evaluated by an independent Data and Safety Monitoring Board and passed through a standard two-round examination for safety. Menerba also has been shown in animal studies to prevent the proliferation of breast cancer and to have a beneficial effect on osteoporosis, though this has not yet been studied in humans.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.